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                                                                  Exhibit (a)(2)
                             (Summary Advertisement)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 12, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             Penobscot Shoe Company
                                       at
                              $11.75 Net Per Share
                                       by
                             PSC Acquisition Corp.
                     an indirect wholly-owned subsidiary of
                              Riedman Corporation


         PSC Acquisition Corp., a Maine corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Riedman Corporation, a corporation organized and existing under the laws of the State of New York ("Parent"), is offering to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Penobscot Shoe Company, a Maine corporation (the "Company"), at a purchase price of $11.75 per Share, net to the seller in cash (subject to applicable withholding of tax), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 12, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to EquiServe, L.P. (the "Depository") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the merger described below.

================================================================================
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON NOVEMBER 9, 1999, UNLESS THE OFFER IS EXTENDED.
================================================================================

         The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least 80% of the Company's outstanding common stock (the "Minimum Condition"). Certain stockholders of the Company owning 740,321.5 Shares representing 53.33% outstanding have agreed to tender their Shares in the Offer pursuant to Tender Agreements which are fully described in the Offer to Purchase.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 6, 1999 (the "Merger Agreement"), by and among the Purchaser, Parent and the Company. The Merger Agreement provides, among other things, that the Purchaser will make the Offer and that as promptly as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Maine Business Corporation Act (the "Maine Law"), the
Purchaser will merge with and into the Company (the "Merger"). Upon the consummation of the Merger, the Company will continue as the surviving corporation and
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will be an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value of such Shares pursuant to Section 910 of Maine Law or demanded appraisal for such Shares in accordance with Section 909 of the Maine
Law) will be converted into the right to receive cash, without interest, in an amount equal to the price per Share paid pursuant to the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         The term "Expiration Date" means 12:00 Midnight, Eastern Standard Time, on November 9, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser may, and may be required to, subject to the terms of the Merger Agreement, extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         If any condition to the Offer is not satisfied, the Purchaser may, subject to certain terms of the Merger Agreement, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders or (b) waive all the unsatisfied conditions (other than the Minimum Condition which cannot without the Company's consent be waived or reduced below 80% of the total issued and outstanding Shares) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date or
(c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period for which the Offer is extended.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depository of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depository, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depository of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depository's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), and (ii) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.
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         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they also may be withdrawn at any time after December 9, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depository at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depository, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares, unless such Shares were tendered by an Eligible Institution. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by a book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder lists, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

         Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

                    BANKS AND BROKERS CALL    (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064